Exhibit 23





              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





         We consent to the incorporation by reference in the Current Report on Form 8-K of Crowley, Milner and Company (the "Company") of our report dated February 8, 1996 relating to the Financial Statements of Steinbach Stores, Inc. as of December 30, 1995 and January 28, 1995 and the related Statements of Operations, Stockholders' Equity and Cash Flows for the eleven month period ended December 30, 1995 and the three month period ended January 28, 1995 and of our report dated February 8, 1996 related to the Statements of Operations and Cash Flows of Steinbach Inc. (the predecessor to Steinbach Stores, Inc.) for the nine month period ended October 29, 1994 and the year ended January 29, 1994, both of which reports were filed with and included in the Company's Proxy Statement dated July 25, 1996.


                                              /s/ Ernst & Young LLP
New York, New York
September 16, 1996